Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) confirms the following understandings and agreements between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”) and Steven A. DeMartino (“Executive”) (the Company and Executive are collectively, the “Parties”).

RECITALS

1. (a) By mutual agreement, Executive’s employment with the Company, whether pursuant to the Executive Employment Agreement between the Company and Executive dated September 4, 2024 (the “Employment Agreement”) or otherwise, is ending. Provided that Executive signs this Agreement on or within 21 days of receiving it (the “Deadline”), does not revoke his execution, and complies with its terms, Executive’s employment with the Company will continue through and end on June 30, 2026, unless earlier terminated by Executive or by the Company for Cause (as defined in the Employment Agreement). Executive’s last day of employment with the Company, whether June 30, 2026, or earlier, will be referred to as the “Separation Date”.

(b) From the date of this Agreement through the Separation Date (the “Transition Period”), Executive agrees to continue to perform his duties and responsibilities in good faith, transition his duties, responsibilities and knowledge as directed by the Company, and perform other reasonable services as requested by the Company, including but not limited to onboarding a successor Chief Financial Officer. In addition, Executive agrees that during the Transition Period, Executive will devote his full skill and ability to promote the Company’s interests, work with other employees of the Company and its affiliates in a competent and professional manner and generally promote the interests of the Company. Executive will be paid at his regular annual salary rate of $407,958 through the Separation Date.

(c) On the Separation Date, Executive will be deemed to have resigned from any officer positions he may hold with the Company and any other positions or roles he may hold with respect to the Company’s Board of Directors (the “Board”). Executive agrees to execute such other documents as the Company or the Board shall reasonably determine to be necessary to effectuate this paragraph.

(d) Executive’s regular coverage under the Company’s group health plan will terminate on the last day of the Separation Date’s month. Thereafter, Executive will be provided an opportunity to continue health coverage for himself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”).

(e) Notwithstanding any other provision of this Agreement, Executive will retain any rights that Executive has to vested benefits under the Company’s 401(k) Plan, subject to the terms and conditions of such plan. In addition, except as set forth below in Section 2, notwithstanding any other provision of this Agreement, the treatment of any outstanding options, restricted stock units and performance share units, whether vested or unvested, shall be subject to the terms and conditions of the applicable award and plan documents, including the Company’s Equity Incentive Plan, and Executive’s separation from the Company shall be deemed to be a termination without Cause with respect to such award and plan documents. For the avoidance of doubt, except as set forth below in Section 2, all unvested options, restricted stock units and performance share units will be forfeited as of the Separation Date.

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(f) Except as otherwise specifically set forth in this Agreement, after the Separation Date, Executive shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to Executive during Executive’s employment at the Company. Executive acknowledges and agrees that the Company has paid to Executive all of his wages as of his execution (and re-execution as applicable) of this Agreement and that the Company owes Executive no wages, commissions, bonuses, vacation pay, employee benefits, or other compensation or payments of any kind or nature, other than as provided in this Agreement.

(g) After the Separation Date, Executive will continue to be covered by the Company’s D&O insurance policy within the terms of that policy, and the Company will continue to indemnify Executive with respect to all actions taken by Executive within the scope of Executive’s employment with the Company.

(h) Notwithstanding any other provision of this Agreement, Executive will be paid a lump sum for any earned by unused vacation time as of the Separation Date, at Executive’s regular salary rate, less any applicable withholdings and deductions, consistent with the Company’s policy.

2. Provided Executive (i) signs and returns this Agreement to the Company by the Deadline and does not revoke his execution, (ii) complies with its terms, (iii) does not resign his employment and is not terminated for Cause on or before June 30, 2026, and (iv) re-executes this Agreement and does not revoke his execution in accordance with Section 12 below, the Company agrees to the following:

(a) The Company will pay the Executive $101,989.50, less applicable withholdings and deductions, which represents a pro-rated bonus for 2026 based on an annual bonus target of $203,979.00 (50% of annual base salary). Such payment will be paid to Executive in 2027, at the same time as 2026 bonuses are paid to Company executives, but in no event later than March 15, 2027. For the avoidance of doubt, this payment is in lieu of any bonus for which Executive may be eligible with respect to the Company’s bonus plan; and

(b) If Executive timely elects to continue his group health insurance, including for his qualifying dependents, pursuant to COBRA, the Company will directly pay for such health insurance COBRA premiums for eighteen (18) months; provided, however, that the Company’s obligation under this Section 2(b) shall cease on the date Executive becomes eligible for coverage under another employer’s group health plan. Executive agrees to notify the Company if he becomes eligible for another employer’s group health plan within 18 months following the Separation Date; and

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(c) If during the Transition Period, Executive transitions to and collaborates with the Company’s accounting department to assist in beginning to simplify the preparation of the Vertical Market P&L report (in substantially the same form as the one included on page 156 of the Board of Directors’ package for the February 25, 2026 meeting) on a quarterly basis, Executive will receive a payment in the amount of $100,000, less applicable withholdings and deductions. Such amount will be paid to Executive in the second payroll period following the Company’s receipt of Executive’s re-executed Agreement; and

(d) The Company and Executive will enter into the Advisory Agreement attached as Appendix 1; and

(e) As of the execution of this Agreement, Executive has the following unvested Performance Share Units (“PSUs”): (i) 20,873 unvested PSUs pursuant to a May 1, 2025 grant; and (ii) an additional 20,874 unvested PSUs pursuant to a May 1, 2025 grant (collectively, the “Unvested PSUs”). Subject to Board approval, not to be unreasonably withheld, the Unvested PSUs will vest on the Separation Date and will otherwise be subject to the terms and conditions of the applicable grant agreement(s) and 2014 equity incentive plan; and

(f) Subject to Board approval, not to be unreasonably withheld, all unexpired stock options granted to Executive and vested as of the Separation Date may be exercised by Executive until the earlier of their expiration date or three years following the Separation Date, after which time any such vested, unexercised stock options will expire.

(g) Executive will be permitted to retain his Company-issued mobile phone and the telephone number associated with the mobile phone. The Company will work with Executive in good faith, on a timely basis, and using commercially reasonable measures in order to transfer the service for Executive’s mobile number to a mobile carrier of Executive’s choice, and Executive agrees to pay for all expenses related to such plan beginning on the day following the Separation Date.

(h) The Company shall prepare, pay for, and file (after Executive’s review and approval) any SEC filings required to be filed by Executive as a result of his equity holdings in the Company, including without limitation any Form 4 or 13G filings, for up to one year following the re-execution date of this Agreement.

(i) The Company and Executive will collaborate in good faith concerning any press release and SEC filing concerning the execution of this Agreement and/or Executive’s separation. The Company will not release any press release nor file any filing without the consent of Executive, which shall not be unreasonably withheld.

3. (a) As used in this Agreement, the term “Claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys' fees, accounts, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

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(b) For and in consideration of the payments and benefits set forth above, and other good and valuable consideration, Executive, for and on behalf of himself and his heirs, administrators, executors, and assigns, effective the Effective Date, does fully and forever release, remise and discharge the Company and its direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Group”) from any and all claims that Executive had, may have had, or now have against the Company or any other member of the Group, for or by reason of any matter, cause or thing whatsoever, including any Claim arising out of or attributable to Executive’s employment or the termination of Executive’s employment with the Company, including but not limited to Claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law regarding discrimination based on age, race, sex, national origin, religion, disability, sexual orientation or any other protected category. This release of Claims includes, but is not limited to, all Claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act, the Connecticut Family and Medical Leave Act, the Connecticut Fair Employment Practices Act, the Connecticut Whistleblower Law, the Connecticut Free Speech Law, the Connecticut Minimum Wage and Wage Payment laws, all other federal, state and local labor, anti-discrimination and other laws and regulations and the common law. Notwithstanding the foregoing, the release in this Agreement does not extend to those rights that cannot be waived as a matter of law nor does it extend to Executive’s vested rights under any Company benefit plan.

(c) Executive specifically releases all claims against the Group under the Age Discrimination in Employment Act (the “ADEA”) relating to Executive’s employment with the Company through his execution (and re-execution, as applicable) of this Agreement and its termination.

(d) Executive represents that he has not filed or permitted to be filed against the Group, individually or collectively, any charges, complaints or lawsuits, and Executive covenants and agrees that Executive will not file or permit to be filed any lawsuits at any time hereafter with respect to the Claims released pursuant to this Agreement (including, without limitation, any Claims relating to the termination of Executive’s employment), except to challenge the validity of the release of Executive’s rights under the ADEA. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the Securities and Exchange Commission (the “SEC”), the Equal Employment Opportunity Commission (“EEOC”) or any other government agency. Notwithstanding the foregoing, Executive agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by Executive or by anyone else on Executive’s behalf based on Claims released in this Agreement; provided, however, that this Agreement does not limit Executive’s ability to obtain financial awards in connection with providing information to government agencies. Except as otherwise provided in this paragraph, Executive will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that Executive could have raised against any member of the Group.

4. Executive is specifically agreeing to the terms of this release because the Company has agreed to pay Executive money to which Executive was not otherwise entitled and has provided such other good and valuable consideration as specified herein. The Company has agreed to provide this money because of Executive’s agreement to accept it in full settlement of all possible claims Executive might have or ever had against any of the Group, as of his execution of this Agreement (and re-execution, as applicable), and because of Executive’s execution of this Agreement.

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5. On the Separation Date, or earlier upon Company request, Executive agrees to delete, destroy or return to the Company all Company property, including without limitation, mailing lists, reports, files, memoranda, records, computer hardware and software, phones (excluding Executive’s mobile phone), credit cards, door and file keys, computer passwords, and other property that Executive received or prepared or helped prepare in connection with Executive’s employment with the Company, and that Executive will not retain any copies, duplicates, reproductions or excerpts thereof. The Company agrees to work with Executive to return any of Executive’s personal data that is stored on Company hardware.

6. Subject to Section 8 below, this Agreement does not amend, modify, waive or affect in any way the Company’s rights or Executive’s duties, obligations or restrictions under Sections 3 (including Exhibit A), 8, 9, 10, 11 (as modified by 12 and 13), 14, 15, and 22 of the Employment Agreement (the “Continuing Obligations”). In further consideration of this Agreement, such sections of the Employment Agreement are hereby incorporated by reference and Executive reaffirms his continuing obligation to abide by the Continuing Obligations.

7. Subject to Section 8 below, Executive agrees that he will not encourage or cooperate or otherwise participate or confer with any current or former employee of the Company or any other member of the Group, individually or collectively, or any potential plaintiff, to commence any legal action or make any claim against the Company or any other member of the Group with respect to such person’s employment with the Company or its affiliates. Executive will reasonably cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with the Company. The Company agrees to reimburse Executive for any reasonable costs incurred by Executive related to such cooperation.

8. Notwithstanding anything to the contrary, nothing in this Agreement or the Continuing Obligations shall prohibit Executive from making truthful statements or disclosures (i) to the SEC, the EEOC, a state division of human rights, a local commission on human rights, any other government or regulatory agency, law enforcement, an attorney retained by Executive, or a court of competent jurisdiction, (ii) as required by subpoena or other lawful process, (iii) as may be necessary for the prosecution of claims relating to the performance or enforcement of this Agreement, or (iv) as otherwise required or protected by applicable law. In addition, for the avoidance of doubt, nothing in this Agreement shall have the purpose or effect of requiring Executive to conceal details relating to a claim of discrimination, retaliation or harassment. Notwithstanding any restrictions set forth in this Agreement, Executive understands that Executive is not required to obtain authorization from the Company prior to disclosing information to, or communicating with, a government agency, nor is Executive obligated to advise the Company as to any such disclosures or communications. In making any such disclosures or communications, however, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information to any parties other than the relevant government agencies. Employee further understands that disclosures permitted by this paragraph do not include the disclosure of any Company attorney-client privileged communications, and that any such disclosure without the Company’s written consent shall constitute a material breach of this Agreement.

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9. The Company shall be entitled to have the provisions of Sections 5, 6, 7, and 8 of this Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. In the event of any dispute concerning an alleged breach of this Agreement, the prevailing party shall be entitled to recover its actual damages, attorney’s fees, and costs from the non-prevailing party.

10. Executive acknowledges that Executive has read this Agreement in its entirety, fully understands its meaning and is executing this Agreement voluntarily and of Executive’s own free will with full knowledge of its significance. Executive acknowledges and warrants that he has had the opportunity to consider for twenty-one (21) days the terms and provisions of this Agreement and that Executive has been advised by the Company to consult with an attorney prior to executing this Agreement. Executive agrees that any changes to the Agreement from the time it was offered to Executive, whether material or immaterial, do not restart the running of the 21-day period. Executive may execute this Agreement prior to the conclusion of the 21-day period, and if he elects to do so, Executive acknowledge that he has done so voluntarily.

11. Executive shall have the right to revoke this Agreement for a period of seven (7) days following his execution of this Agreement, by giving written notice of such revocation to the Chairperson of the Compensation Committee of the Board. This Agreement shall not become effective until the eighth day following the Company’s receipt of Executive’s executed Agreement (the “Effective Date”). If Executive does not execute this Agreement as set forth above, or if Executive revokes it in accordance with this paragraph, this Agreement (including any obligations of the Company to provide the consideration referred to above) shall be deemed null and void.

12. In order to be entitled to the payments and benefits set forth in Section 2 above, Executive must re-execute this Agreement on or within twenty-one (21) days after the Separation Date. Executive will have the opportunity to consider for 21 days following the Separation Date whether to re-execute this Agreement and will have the right to revoke his re-execution for a period of seven (7) days following his re-execution of this Agreement. If this Agreement is not re-executed in accordance with this paragraph, or Executive revokes his re-execution, the Company shall have no further obligations under Section 2 of this Agreement. This in no way affects Executive’s prior release of claims under this Agreement. By Executive’s re-execution of this Agreement, Executive’s acknowledgments and agreements in Sections 1(f) and 3 shall be deemed to cover any claims that Executive has, may have had, or thereafter may have existing or occurring at any time on or before the date that Executive re-executes this Agreement.

13. In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

14. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any other member of the Group. Neither this Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Agreement.

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15. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Photographic and electronic copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

16. The terms of this Agreement and all rights and obligations of the Parties, including its enforcement, shall be interpreted and governed by the laws of the State of Connecticut. Any dispute arising from or related to this Agreement or the interpretation or operation of this Agreement shall be resolved solely in state or federal courts located in the State of Connecticut. The Parties hereby consent to, elect, and waive any objection to the laying of jurisdiction and venue in such courts in the event of litigation under or relating to this Agreement. The Parties further waive their rights to a jury trial and understand any dispute will be tried by a judge.

17. Except as set forth above, the terms contained in this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral, with the exception of any agreements concerning confidentiality, trade secrets, nonsolicitation, nonservicing, noncompetition or other post-employment restrictions, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. Executive represents that in executing this Agreement, he has not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the Parties unless in writing and signed by both Parties.

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Agreed to and Accepted by:

TransAct Technologies Incorporated

Signed:	/s/ John M. Dillon
Print Name:	John. M. Dillon
Title:	Chief Executive Officer
Date:	May 7, 2026

Signed:	/s/ Steven A. DeMartino
Print Name:	Steven A. DeMartino
Date:	April 3, 2026

RE-EXECUTED BY:

Steven A. DeMartino	Date

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Appendix 1

ADVISORY AGREEMENT

This Advisory Agreement (the “Agreement”) is made by and between TransAct Technologies Incorporated, a Delaware corporation with a mailing address of One Hamden Center, 2319 Whitney Avenue, Suite 3B, Hamden, CT 06518 (the “Company”) and Steven A. DeMartino (“you”, “Contractor” or “your”).

1. The term of this Agreement (the "Term") will be effective as of July 1, 2026, and will continue until December 31, 2026, unless terminated by you or terminated by the Company for Cause as defined in your Employment Agreement..

2. (a) During the Term, the Company will engage you to provide financial consulting advisory services, of up to 20 hours per month (the “Services”). For the avoidance of doubt, Services will consist solely of answering questions from Company personnel and providing financial advice and guidance. The Company further acknowledges that Contractor will act in an advisory role only and, as such, will not perform, prepare, be a signatory to, or have any responsibility for SEC reporting, financial statements, forecasts and projections of any type, financial analysis, Information Technology projects, 401K or benefit plan administration, investor communication or presentations, insurance policy applications, Board of Director or Committee materials, or any similar items.

(b) You will have the right to establish the days and hours for your work, provided that you will make yourself available from time to time as reasonably required, including virtual attendance at meetings to be scheduled at the parties’ mutual convenience. You will furnish the necessary tools, equipment, materials and the like to fulfill your assignments under this Agreement, and you will be responsible for all costs associated with your employees, if any.

3. (a) The Company will pay you $33,996.50 per month for the Services as a non-refundable retainer (pro-rated for any partial months in the Term). You will submit an invoice to the Company on or before the 3rd of each month for all services rendered for the prior month, with details of the Services performed. The Company will pay your undisputed invoices within 30 days of its receipt.

(b) You will generally be responsible for your own expenses and out-of-pocket expenses directly incurred in performing the Services will only be reimbursed if pre-approved by the Company in writing.

4. (a) Your engagement hereunder is as an independent contractor and will not constitute you , or any of your employees or agents (collectively, the “Contractor Personnel”), as employees of the Company for any purpose whatsoever. You agree that neither you nor they will be entitled to participate in or to receive the benefit of any employee plans or programs, including insurance, of the Company, except as otherwise provided in the Separation Agreement.

(b) You represent and warrant that you will be solely responsible for the withholding and payment of all federal, state and local income taxes, Social Security taxes, unemployment taxes, disability insurance or similar items associated with the fees you receive hereunder, and that you will hold the Company harmless against any liability or costs incurred by you, or any of the Contractor Personnel, with respect to such taxes. The Company will provide you with notice and a reasonable opportunity to cure before incurring any costs or paying any taxes or penalties for which it may seek indemnification.

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(c) You represent and warrant that the Contractor Personnel and you will not act in any manner to discriminate against any employee of the Company because of the employee’s race, color, age, sex, national origin, ancestry, religion, sexual orientation, disability, or any other characteristic protected by applicable law.

(d) You represent and warrant that the Services performed hereunder will not violate the rights, including, without limitation, the intellectual property rights, of any third parties, or any applicable federal, state or local laws, rules or regulations.

(e) You shall indemnify and hold harmless the Company from and against any and all costs (including reasonable attorneys' fees incurred in defense) or liabilities (including payroll taxes, penalties or interest) arising out of (i) any breach of this Agreement by you (including but not limited to any breach of the above representations and warranties), (ii) your gross negligence or intentional misconduct, or (iii) any assertion that any of the Contractor Personnel or you are not an independent contractor with respect to the Company. The Company will provide you with notice and a reasonable opportunity to cure before incurring any costs or paying any taxes or penalties for which it may seek indemnification.

5. You agree that the Contractor Personnel and you will not, at any time (whether during the Term or after termination of this Agreement), disclose any confidential information or trade secrets of the Company, or any client of the Company, or utilize such confidential information or trade secret for their own benefit, or for the benefit of third parties. You agree that the Contractor Personnel and you will not use the name, marks or indicia of the Company or any of its clients for any purpose without the prior written consent of the applicable party in each instance. Your obligations under this paragraph shall survive the termination of this Agreement.

6. (a) The parties agree that your engagement hereunder will not restrict you or any of the Contractor Personnel from contemporaneously rendering your or their services to other businesses, as long as such other services do not create a conflict of interest with your or their work for the Company.

(b) You further agree that during the Term and for the one-year period thereafter, the Contractor Personnel and you shall not, directly or indirectly, employ as an employee or retain as a consultant any person who is then or at any time during the preceding twelve months was an employee of or exclusive consultant to the Company, or persuade or attempt to persuade any employee of or exclusive consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

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7. On or before the end of the Term, or anytime upon the request of the Company, you agree to return, delete or destroy all memoranda, notes, records, files, other documents and property of any kind compiled by you or the Contractor Personnel or made available to you or the Contractor Personnel during the Term concerning the business of, or belonging to, the Company and/or any client of the Company.

8. All rights, title and interest in and to all work and materials of any kind conceived or produced or otherwise provided for the Company or its clients by you (including, without limitation, all copyrights, patents, trademarks and other intellectual property rights therein) shall belong to the Company, and you agree that all such work and materials will be works made for hire exclusively for the Company or its clients under and as that term is defined in the copyright laws of the United States. In the event that any such work shall not be deemed a work made for hire under said copyright laws, and/or as otherwise necessary to ensure the Company’s complete ownership of all right, title and interest in all work or materials provided hereunder, you hereby assigns to the Company all rights, title and interest in such work and agree to execute whatever assignment of copyright or other rights and ancillary and confirmatory documents as may be required or appropriate to transfer exclusive title, ownership and rights therein to the Company. You agree that the Company will have the exclusive right to use and exploit such work and materials, free from any claims by you or other parties for compensation other than as expressly provided in Section 3, above. You agree that you will not challenge, through the courts, administrative governmental bodies, private organizations, or otherwise, the rights granted to the Company under this Agreement. The Company is and will remain the sole and exclusive owner of all intellectual property supplied by the Company to you in connection with this Agreement, or any intellectual property produced, derived or resulting from such property, in whatever stage of completion. Should you retain any Contractor Personnel to perform services or provide materials hereunder, you will secure “work for hire” agreements with each such individual or entity, providing for the Company’s ownership of all results and proceeds of their services, consistent with the terms of this Agreement.

9. This Agreement does not grant the Contractor Personnel or you any right or authority to, and you shall not, make any statements, representations, or commitments on behalf of the Company unless specifically authorized to do so in writing.

10. The Company may assign its rights and delegate its duties under this Agreement to an affiliated company, except the Company shall remain responsible for paying you for the Services as described above. You shall not assign any of your rights under this Agreement or delegate the performance of any of your duties hereunder, without the prior written consent of the Company.

11. If any provision of this Agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

12. You acknowledge that any breach of your obligations hereunder would cause the Company irreparable injury. In the event of any breach by you, the Company shall be entitled to equitable relief. Your sole remedy under this Agreement shall be an action at law for direct damages; you shall not be entitled to equitable relief or to any incidental, consequential, special, exemplary, punitive damages or any loss of profits, whether based on contract, tort, or otherwise, regardless of whether the Company has been informed of the possibility of such damages.

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13. The terms of this Agreement and all rights and obligations of the parties, including its enforcement, shall be interpreted and governed by the laws of the State of Connecticut. Any dispute arising from or related to this Agreement or the interpretation or operation of this Agreement shall be resolved solely in state or federal courts located in the State of Connecticut. The Company and you hereby consent to, elect, and waive any objection to the laying of jurisdiction and venue in such courts in the event of litigation under or relating to this Agreement. The Company and you further waive their rights to a jury trial and understand any dispute will be tried by a judge.

14. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic, PDF and fax copies of such signed counterparts may be used in lieu of the originals of this Agreement for any purpose.

15. The respective rights and obligations of the parties hereunder shall survive the termination of the Term to the extent necessary to the intended preservation of such rights and obligations.

16. The terms contained in this Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto whether written or oral; provided, however, that for the avoidance of doubt, this Agreement does not amend or supersede the Separation Agreement and General Release by and between the Company and you. You represent that in executing this Agreement, you have not relied upon any representation or statement not set forth herein. No amendment or modification of this Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.

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Accepted and Agreed:

CONTRACTOR:

Signed:

Print Name:

Date:

TransAct Technologies Incorporated:

Signed:

Print Name:

Title:

Date:

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